EXHIBIT 99.1

Rush Enterprises, Inc. Reports Fourth Quarter and Year-End 2016 Results

  Revenues of $4.2 billion, $40.6 million net income
  Heavy-Duty new commercial vehicle sales challenged by decreased activity from large fleets and low used truck valuations
  Strong performance in medium-duty new commercial vehicle sales continued throughout 2016
  Continued to make progress on aftermarket strategic initiatives

SAN ANTONIO, Feb. 15, 2017 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (NASDAQ:RUSHA) (NASDAQ:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the year ended December 31, 2016, the Company achieved revenues of $4.2 billion and net income of $40.6 million, or $1.00 per diluted share, compared with revenues of $5.0 billion and net income of $66.1 million, or $1.61 per diluted share, in the year ended December 31, 2015.

“New heavy-duty truck sales were off significantly in 2016, as several of our large fleet customers delayed purchases due to excess capacity, an erratic freight environment and low used truck trade-in valuations caused by an oversupply of used trucks,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President, Rush Enterprises, Inc.  “However, our solid performance in medium-duty new truck sales was a bright spot for the year,” Rush added.

“In 2016, we made progress on aftermarket strategic initiatives including all-makes parts sales growth and vehicle technologies.  We also continued to expand our compressed natural gas fuel system product offerings.  While most of our efforts in these areas in the past year were about building the foundation, we remain committed to expanding these aftermarket solutions and expect to see a positive impact on our financial results from these initiatives in 2017.  In 2016, we also strengthened our nationwide network of Rush Truck Centers by opening new locations in California and Kentucky and increasing service capabilities in California, Colorado, Illinois, Ohio and Texas,” said Rush.

“Early in 2016, we instituted extensive expense reductions to offset declining revenue, including consolidating several locations in our Rush Truck Centers network.  These efforts allowed us to manage costs and remain nimble in a down market.  Additionally, we formed a Business Process Management group that has been tasked with improving efficiencies in the way we do business throughout the organization to enable us to increase productivity, decrease expenses and better ensure a consistent experience for both our customers and our employees,” Rush explained.

“I am grateful to our leadership team for helping us manage our way through a difficult year and to all of our employees for their unwavering commitment to our customers.  As always, but especially in a challenging year, their efforts are sincerely appreciated,” said Rush.

Operations

Aftermarket Solutions

Aftermarket services accounted for 67% of the Company’s total gross profits in 2016, with parts, service and body shop revenues reaching $1.3 billion, down 3.6% over 2015.  The Company achieved an annual absorption ratio of 112.2%.

“The decline in demand for aftermarket services from the energy sector that began in late 2015 continued through the first quarter of 2016, and activity remained at decreased levels through 2016.  We were able to recoup some of those lost revenues in other areas, including parts and service support for construction, refuse and other business sectors, and we continued to aggressively pursue aftermarket initiatives in an effort to help offset lost energy sector revenues,” Rush explained.

“In 2016, we strengthened our all-makes parts focus by expanding the product lines we offer, introducing a comprehensive parts catalog and implementing a marketing campaign of frequent communication to customers.  We believe these efforts position us well to achieve our goal of being the market leader in all-makes parts.  We also expanded distribution of our Rig Tough Truck Parts proprietary line of parts and accessories to additional Rush Truck Centers locations, and we grew our parts sales organization to support our strategic focus,” Rush said.

“In 2016, we launched our RushCare Service Connect customer portal and expanded our telematics offerings; both have been well received by our customers.  We also expanded our Momentum Fuel Technologies product offering, and now offer compressed natural gas fuel systems to meet the needs of the most popular compressed natural gas applications, including waste, transit and over-the-road customers,” said Rush.

“As we look ahead, we are beginning to see a slight increase in parts and service activity from the energy sector, notably an increase in our mobile services supporting energy customers.  Aftermarket business in construction, refuse and other vocational areas is expected to remain stable.  We anticipate increased adoption of RushCare Service Connect and our telematics offerings, and we remain committed to our long-term initiatives; we expect to realize positive impact from these efforts in 2017,” said Rush.

Truck Sales

In 2016, Rush Class 8 retail sales accounted for 5.5% of the total U.S. Class 8 market, compared to 6.7% in 2015.  The Company sold 10,816 Class 8 trucks in 2016, a decrease of 35.9% compared to 2015.

“2016 was a tough year for heavy-duty truck sales across the industry, as U.S. Class 8 retail sales were down 22.2% compared to 2015.  Throughout 2016, significantly reduced demand from several large fleet customers negatively impacted our new Class 8 truck sales.  We saw some moderate increases in vocational activity in 2016, particularly in Texas, California and Florida, but over-the-road truck sales were sluggish throughout 2016.

“Additionally, an oversupply of used trucks throughout the industry continues to suppress used truck trade-in values, negatively impacting new truck sales.  We expect used truck valuations will remain soft for most of 2017, which will continue to negatively impact new Class 8 truck sales,” said Rush.

ACT Research forecasts U.S. retail sales of Class 8 trucks to total 154,000 units in 2017, a 21.8% decrease compared to 2016 retail sales.  “We believe 2017 is going to be another tough year for Class 8 truck sales.  That said, many customers are cautiously optimistic about potential economic improvements, and as a result, we are seeing an increase in quoting activity.  Our sales force is focused, and we will compete aggressively for every truck sales opportunity that we have,” said Rush.  “We are confident that, at a minimum, our Class 8 truck sales will be on pace with the industry.”

Rush’s U.S. Class 4-7 medium-duty truck sales reached 11,135 units in 2016, flat compared to 2015.   Rush’s medium-duty new truck sales accounted for 4.9% of the total U.S. Class 4-7 market in 2016.

“Our nationwide inventory of ready-to-roll medium-duty trucks and wide range of products, including Peterbilt, International, Hino, Isuzu, Ford and Mitsubishi Fuso gives us the ability to support customers in a wide variety of business sectors.  This enabled another strong year for us in Class 4-7 truck sales in 2016,” said Rush.

ACT Research forecasts U. S. retail sales of Class 4-7 vehicles to reach 232,800 units in 2017, a 2.9% increase over 2016.  “There was an uptick in quoting activity in the fourth quarter, particularly coming from the infrastructure sector and from ancillary businesses that support the infrastructure sector.  We expect this to be a key driver for medium-duty new truck sales in 2017, and we remain focused on providing work-ready inventory at our dealerships to meet the immediate needs of these customers.  We believe our Class 4-7 truck sales will remain consistent with the industry in 2017,” said Rush.

Financial Highlights

For the year ended December 31, 2016, the Company’s gross revenues totaled $4.2 billion, compared to gross revenues of $5.0 billion reported in 2015.  The Company reported net income for the year of $40.6 million, or $1.00 per diluted share, compared with a net income of $66.1 million, or $1.61 per diluted share in 2015.

Aftermarket services revenues were $1.3 billion in the year ended 2016, compared to $1.4 billion in the year ended 2015.  The Company sold 30,635 new and used commercial vehicles in 2016, an 18.7% decrease compared to 37,702 new and used commercial vehicles in 2015.  The Company delivered 10,816 new heavy-duty trucks, 11,135 new medium-duty commercial vehicles, 1,676 new light-duty commercial vehicles and 7,008 used commercial vehicles during 2016, compared to 16,874 new heavy-duty trucks, 11,241 new medium-duty commercial vehicles, 1,665 new light-duty commercial vehicles and 7,922 used commercial vehicles during 2015.

In the fourth quarter of 2016, the Company’s gross revenues totaled $1.0 billion, compared to gross revenues of $1.2 billion reported for the fourth quarter of 2015.  Net income for the quarter ended December 31, 2016 was $12.5 million, or $0.31 per diluted share, compared to $9.8 million, or $0.24 per diluted share, in the quarter ended December 31, 2015.  The fourth quarter of 2015 results included a $6.1 million write-down of new and used truck inventory, which reduced quarterly and 2015 earnings by $.09 per diluted share.

Aftermarket services revenues were $325.3 million in the fourth quarter of 2016, compared to $331.4 million in the fourth quarter of 2015.  The absorption ratio was 120.6% in the fourth quarter of 2016, compared to 111.8% in the fourth quarter of 2015.  The Company delivered 2,521 new heavy-duty trucks, 2,581 new medium-duty commercial vehicles, 380 new light-duty commercial vehicles and 1,728 used commercial vehicles during the fourth quarter of 2016, compared to 3,686 new heavy-duty trucks, 2,764 new medium-duty commercial vehicles, 518 new light-duty commercial vehicles and 1,882 used commercial vehicles during the fourth quarter of 2015.  Fourth quarter 2016 Class 8 retail sales accounted for 5.7% of the U.S. market, compared to 6.1% for the same time period in 2015.  Class 4-7 retail sales in the fourth quarter of 2016 accounted for 4.7% of the U.S. market, compared to 4.6% for the same time period in 2015.

“We ended 2016 in a strong financial position with $82 million in cash, and we continue to invest in our long-term strategic initiatives.  In the fourth quarter of 2016, we completed a $40 million stock repurchase plan and adopted a new $40 million stock repurchase plan, reflecting our confidence in continued growth and our commitment to return capital to our shareholders,” said Rush.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the fourth quarter and year-end on Thursday, February 16, 2017, at 10 a.m. Eastern/9 a.m. Central.  The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International), conference ID 59764681 or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until April 10, 2017.  Listen to the audio replay until February 23, 2017, by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the conference ID 59764681.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry.  The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States, with more than 100 dealership locations in 21 states. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Mitsubishi Fuso, IC Bus and Blue Bird.  They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental.  Rush Enterprises' operations also provide CNG fuel systems, telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires.  For more information, please visit us at www.rushenterprises.com.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, market share forecasts, demand for the Company’s services and the impact of strategic initiatives are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

-Tables to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	December 31,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$82,026	$64,847
Accounts receivable, net	156,199	156,977
Note receivable affiliate	10,166	10,611
Inventories, net	840,304	1,061,198
Prepaid expenses and other	8,798	32,953
Assets held for sale	13,955	–
Total current assets	1,111,448	1,326,586
Investments	6,231	6,650
Property and equipment, net	1,135,805	1,172,824
Goodwill	290,191	285,041
Other assets, net	59,372	60,907
Total assets	$2,603,047	$2,852,008

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$646,945	$854,758
Current maturities of long-term debt	130,717	151,024
Current maturities of capital lease obligations	14,449	14,691
Liabilities directly associated with assets held for sale	783	–
Trade accounts payable	97,844	120,255
Customer deposits	18,418	22,438
Accrued expenses	83,974	83,871
Total current liabilities	993,130	1,247,037
Long-term debt, net of current maturities	472,503	496,731
Capital lease obligations, net of current maturities	70,044	69,074
Other long-term liabilities	7,214	5,282
Deferred income taxes, net	197,331	188,987
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2016 and 2015	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 30,007,088 Class A shares and 9,245,447 Class B shares outstanding in 2016; and 30,303,818 Class A shares and 10,093,305 Class B shares outstanding in 2015	438	430
Additional paid-in capital	309,127	288,294
Treasury stock, at cost: 934,171 class A shares and 3,650,491 class B shares in 2016 and 2,616,657 class B shares in 2015	(86,882)	(43,368)
Retained earnings	640,428	599,846
Accumulated other comprehensive loss, net of tax	(286)	(305)
Total shareholders’ equity	862,825	844,897
Total liabilities and shareholders’ equity	$2,603,047	$2,852,008

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
New and used commercial vehicle sales	$635,783	$770,630	$2,640,019	$3,360,808
Parts and service	325,293	331,446	1,332,356	1,382,447
Lease and rental	52,663	52,233	208,154	199,867
Finance and insurance	4,376	4,777	18,582	21,150
Other	3,156	2,733	15,503	15,461
Total revenue	1,021,271	1,161,819	4,214,614	4,979,733
Cost of products sold:
New and used commercial vehicle sales	594,141	725,042	2,463,124	3,138,754
Parts and service	208,760	214,444	851,438	879,141
Lease and rental	45,422	46,649	182,040	176,891
Total cost of products sold	848,323	986,135	3,496,602	4,194,786
Gross profit	172,948	175,684	718,012	784,947
Selling, general and administrative	136,966	144,556	587,778	619,268
Depreciation and amortization	12,779	11,808	51,261	43,859
Gain (loss) on sale of assets	184	37	1,755	(544)
Operating income	23,387	19,357	80,728	121,276
Interest expense, net	2,992	3,366	14,279	13,473
Income before taxes	20,395	15,991	66,449	107,803
Provision for income taxes	7,905	6,178	25,867	41,750
Net income	$12,490	$9,813	$40,582	$66,053

Earnings per common share:
Basic	$ .32	$ .24	$ 1.02	$ 1.64
Diluted	$ .31	$ .24	$ 1.00	$ 1.61

Weighted average shares outstanding:
Basic	39,340	40,377	39,938	40,271
Diluted	40,322	41,175	40,603	41,093

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Absorption Ratio, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables.  The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods.  Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures.  Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Vehicle Sales Revenue (in thousands)	December 31, 2016	December 31, 2015
New heavy-duty vehicles	$347,475	$464,739
New medium-duty vehicles (including bus sales revenue)	200,246	208,025
New light-duty vehicles	14,525	14,734
Used vehicles	68,667	77,428
Other vehicles	4,870	5,704

Absorption Ratio	120.6%	111.8%

Absorption Ratio
Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance.  Absorption ratio is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory.  When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	December 31, 2016	December 31, 2015
Floor plan notes payable	$646,945	$854,758
Current maturities of long-term debt	130,717	151,024
Current maturities of capital lease obligations	14,449	14,691
Liabilities directly associated with asset held for sale	783	–
Long-term debt, net of current maturities	472,503	496,731
Capital lease obligations, net of current maturities	70,044	69,074
Total Debt (GAAP)	1,335,441	1,586,278
Adjustments:
Debt related to lease & rental fleet	(579,819)	(603,894)
Floor plan notes payable	(646,945)	(854,758)
Adjusted Total Debt (Non-GAAP)	108,677	127,626
Adjustment:
Cash and cash equivalents	(82,026)	(64,847)
Adjusted Net Debt (Non-GAAP)	$26,651	$62,779

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet.  The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes.  Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold.  The Company’s lease & rental fleet are fully financed and are either (i) leased to customers under long-term lease arrangements or (ii), to a lesser extent, dedicated to the Company’s rental business.  In both cases, the lease and rental payments fully cover the capital costs of the lease & rental fleet (i.e., the principal repayments and interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts.  “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	December 31, 2016	December 31, 2015
Net Income (GAAP)	$40,582	$66,053
Provision for income taxes	25,867	41,750
Interest expense	14,279	13,473
Depreciation and amortization	51,261	43,859
(Gain) loss on sale of assets	(1,755)	544
EBITDA (Non-GAAP)	130,234	165,679
Adjustment:
Interest expense associated with FPNP	(11,901)	(13,054)
Restructuring and impairment charges	8,930	–
Adjusted EBITDA (Non-GAAP)	$127,263	$152,625

The Company presents EBITDA and Adjusted EBITDA as additional information about its operating results.  The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analysis.  Management recorded a charge to selling, general and administrative expense during the first and second quarters of 2016 related to the closing of certain dealerships and the disposition of excess real estate.  Management believes adding back this charge to EBITDA provides both the investors and management with supplemental information regarding the Company’s core operating results. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	December 31, 2016	December 31, 2015
Net cash provided by operations (GAAP)	$521,170	$227,250
Acquisition of property and equipment	(196,965)	(367,790)
Free cash flow (Non-GAAP)	324,205	(140,540)
Adjustments:
Draws (payments) on floor plan financing, net	(211,802)	31,568
Proceeds from L&RFD	121,188	162,497
Debt proceeds related to business acquisitions	–	(5,645)
Principal payments on L&RFD	(168,644)	(138,813)
Non-maintenance capital expenditures	45,003	138,190
Adjusted Free Cash Flow (Non-GAAP)	$109,950	$47,257

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business.  Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities.  For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts principal payments on notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; and (v) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business.  “Free Cash Flow” and “Adjusted Free Cash Flow” provides management with supplemental information regarding the Company’s cash flows from operating activities and assists investors in performing analysis that is consistent with the financial models developed by Company management. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	December 31, 2016	December 31, 2015
Total Shareholders' equity (GAAP)	$862,825	$844,897
Adjusted net (cash) debt (Non-GAAP)	26,651	62,779
Adjusted Invested Capital (Non-GAAP)	$889,476	$907,676

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital.  For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation.  The Company believes this approach provides management with supplemental information regarding the Company’s leverage profile and capital structure, and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts.  “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, total shareholders’ equity, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP.  Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Contact:
Rush Enterprises, Inc., San Antonio
Steven L. Keller, 830-302-5226